CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in these Registration Statements on Form S-3 (File Nos. 333-20569, 333-43835, 333-45784 and 333-46478)
and on Form S-8 (File  Nos.  2-83701,  2-92929,  33-21027,  33-36351,  33-37266,
33-43050,  33-53150,  33-62716,  33-53201,  33-59573,   333-35299,   333-57117,
333-86229, 333-89571 and 333-52302) of our report, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated November 9, 2000, except for Notes 1, 8 and 17, for which the date is January 9, 2001 and Note 18 for which the date is May 21, 2001, relating to the financial statements, which appears in the 2000 Annual Report to Shareholders of General DataComm Industries, Inc. and Subsidiaries, which is incorporated by reference in General dataComm Industries, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2000. We alo consent to the incorporation by reference of our report, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated November 9, 2000, except for Notes 1, 8 and 17, for which the date is January 9, 2001 and Note 18 for which the date is May 21, 2001, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

                                /S/ PRICEWATERHOUSECOOPERS LLP

Stamford, Conecticut
October 18, 2001